Exhibit 99.1

April 6, 2020

CONTACT:

Kellie Flaherty

Walker Sands, for Paylocity

PaylocityPR@walkersands.com

312-561-2487

Paylocity Announces Acquisition of VidGrid

Video-based platform expands Paylocity's product suite to support the future of workplace communication and learning

SCHAUMBURG, IL., April 6, 2020 — Paylocity (NASDAQ: PCTY), a leading provider of cloud-based HR and payroll software solutions, today announces the acquisition of VidGrid, a leading video platform provider.

VidGrid enables peer-to-peer video learning courses, transforming video into two-way communication. With the deal, Paylocity expands its product functionality around workplace video communication and reaffirms its commitment to stronger employee collaboration, engagement and retention while helping clients prepare for the workplaces of the future.

Paylocity has worked with VidGrid for several years to deliver a video-enabled learning management system (LMS) to clients. The collaboration enables Paylocity’s clients to source knowledge from subject matter experts through interactive videos that are current and relevant to their employees. Paylocity has seen success with the LMS due to the growing demand for video communication from clients, which created an opportunity to expand the relationship.

“As a leading modern workforce platform, we are constantly looking for opportunities to make our product suite even more useful for our clients. We believe video will play a critical role in transforming workplace communication,” said Steve Beauchamp, CEO of Paylocity. “As part of our product expansion, we introduced our Learning Management System (LMS) and worked with VidGrid to provide learning opportunities that the modern workforce expects. VidGrid’s approach aligns with our culture of caring deeply for our clients and we couldn’t be more excited to welcome their talented and innovative team to Paylocity.”

In today’s modern workforce, employees increasingly expect remote work opportunities and flexible learning environments. As employees become more dispersed and remote work rises, video will play a critical role in HR professionals’ ability to enhance communication, engagement and connections among their workforces. Through this acquisition, Paylocity is able to better meet these needs for keeping its clients’ employees connected while driving innovation in communication and learning.

“We couldn’t be more proud to join forces with a company like Paylocity,” said Nick Stokman, Co-founder and CEO of VidGrid. “The Paylocity team shares our vision that video has the power to shape the future of workplace communication, and we’re looking forward to driving stronger collaboration for organizations everywhere.”

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About Paylocity

Paylocity (NASDAQ: PCTY) is a leading provider of cloud-based HR and payroll software solutions headquartered in Schaumburg, IL. Founded in 1997 and publicly traded since 2014, Paylocity offers an intuitive, easy-to-use product suite that helps businesses tackle today’s challenges while moving them toward the promise of tomorrow. Known for its unique culture and consistently recognized as one of the best places to work, Paylocity accompanies its clients on the journey to create great workplaces and help people achieve their best through automation, data-driven insights, and engagement. For more information, visit www.paylocity.com.

About VidGrid

VidGrid is video’s most interactive platform. Going beyond recording, hosting, and sharing; Vidgrid transforms video into a two-way conversation by empowering anyone to capture knowledge, converse with the audience, and control the flow of information. Worldwide leaders such as Fox, Mortenson Company, G2 Crowd, Paylocity, Duke University, and the University of Nebraska leverage VidGrid to communicate and collaborate across sales, customer success, training and education.